Exhibit 10.23
                                  -------------

SWAP IRU - Salt Lake City           ELI/IXC Proprietary                Rev.02/99
















                                    IRU FIBER

                        CONSTRUCTION AND LEASE AGREEMENT

                                     between


                        IXC COMMUNICATIONS SERVICES, INC.

                                       and


                            ELECTRIC LIGHTWAVE, INC.



















SWAP IRU  - Salt Lake City          ELI/IXC PROPRIETARY                 Rev.2/99

                                TABLE OF CONTENTS

   1.   Introduction and Defined Terms.........................................2
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   2.   Term...................................................................4
        ----
   3.   Dark Fiber Construction................................................4
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   4.   Permits, Physical Plant and Required Rights............................6
        -------------------------------------------
   5.   Taxes and Franchise, Lease and Permit Fees.............................6
        ------------------------------------------
   6.   Testing and Acceptance of the IRU Fibers...............................7
        ----------------------------------------
   7.   Completion of the Cable Systems........................................8
        -------------------------------
   8.   Consideration and Delivery of  Fibers..................................8
        -------------------------------------
   9.   Access to Cable System.................................................9
        ----------------------
   10.    Use of Cable System.................................................10
          -------------------
   11.    Operation, Maintenance and Repair of the Cable Systems..............10
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   12.    Relocation; Economic Useful Life....................................10
          --------------------------------
   13.    Representations and Warranties......................................11
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   14.    DISCLAIMER OF WARRANTY; LIMITATION OF LIABILITY.....................12
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   15.    Indemnification.....................................................13
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   16.    Insurance...........................................................14
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   17.    Default.............................................................15
          -------
   18.    Force Majeure.......................................................16
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   19.    Dispute Resolution..................................................16
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   20.    Termination and Remedies............................................17
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   21.    Notice..............................................................17
          ------
   22.    Confidentiality and Proprietary Information.........................18
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   23.    Publicity and Advertising...........................................20
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   24.    Waiver..............................................................21
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   25.    Governing Law.......................................................21
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   26.    Rules of Construction...............................................21
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   27.    Assignment..........................................................22
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   28.    Relationship of the Parties.........................................23
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   29.    Unenforceable Provisions............................................23
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   30.    Entire Agreement; Amendment.........................................23
          ---------------------------
   31.    Counterparts........................................................23
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SWAP IRU  - Salt Lake City          ELI/IXC PROPRIETARY                 Rev.2/99

                  IRU FIBER CONSTRUCTION AND LEASE AGREEMENT


              THIS IRU FIBER CONSTRUCTION AND LEASE AGREEMENT (this
"Agreement") is made as of the 28th day of February, 1999 (the "Effective Date"), by and between Electric Lightwave, Inc., a Delaware corporation ("ELI") and IXC Communications Services, Inc., a Delaware corporation ("IXC").

                                    RECITALS

                  WHEREAS, ELI is constructing or has constructed a fiber optic cable system along a route from Seattle, Washington to Portland, Oregon ("Segment 1; Route A") and from Portland, Oregon to San Francisco, California ("Segment 2; Route A") and from Seattle, Washington to Spokane, Washington ("Segment 3, Route A") all comprising approximately * miles set forth in Exhibit A attached hereto (the "ELI Cable System" referred to hereinafter as "Cable System" when referring to ELI as Lessor).

                  WHEREAS, IXC is constructing or has constructed a fiber optic cable System along a route from Salt Lake City, Utah, to Denver, Colorado, ("Segment 1, Route B") and from Denver, Colorado to Dallas, Texas, ("Segment 2, Route B") all comprising approximately * miles as set forth in Exhibit B attached hereto (the "IXC Cable System" referred to hereinafter as "Cable System" when referring to IXC as Lessor).

                  WHEREAS, each Party is referred to as the "Lessor" for its Cable System and as the "Lessee" for the other Party's Cable System.

                  WHEREAS, IXC and ELI desire to lease to each other their respective IRU Fibers, all upon the terms and conditions set forth below.

                  Accordingly, in consideration of the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:



*  Confidential   information  has  been  omitted  pursuant  to  a  request  for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

                      TERMS AND CONDITIONS OF THE AGREEMENT


1.       Introduction and Defined Terms

         1.1 This Agreement sets forth the terms, conditions, and consideration under which Lessor agrees to lease to Lessee a specified number of dark fiber optic fibers ("Dark Fiber") and to grant Lessee an Indefeasible Right of Use
(IRU) at the locations set forth in Exhibits A and B, as applicable. With respect to the leased fibers, this Agreement does not prohibit Lessee from entering into leases, licenses or IRU agreements with other parties.

         1.2 IXC has advised ELI, and ELI acknowledges, that IXC is in negotiations with a third party for a portion of Route B, and that IXC must secure approval from its Board of Directors. IXC's obligations pursuant hereto are, until March 31, 1999, contingent upon IXC securing said agreement with such third party and said Board approval. If IXC has not secured a signed agreement from said third party and said Board approval on or before March 31, 1999, then, in that event, this Agreement shall automatically terminate without further obligation by either party hereto to the other. IXC shall provide written notice to ELI upon execution of said third party agreement and Board approval, or upon its failure to secure said agreement or Board approval by March 31, 1999.

         1.3 The following terms shall have the stated definitions in this Agreement.

                  (a)"Acceptance Date" has the meaning set forth in Section 6.3.

                  (b)"Affiliate" or "affiliate" means, with respect to either Party, a corporation or other entity directly or indirectly controlled by, controlling or under common control with such party. "Control" means the power to direct the management and policies of the entity whether through the ownership of voting securities, by arrangement or otherwise.

                  (c)"Cable System" means the fiber optic cable and the fibers contained therein, and associated splicing connections, splice boxes and vaults, and conduit to be installed by Lessor.

                  (d)"Completion Date"  has the meaning set forth in Section 6.

                  (e)"Dark Fiber" or "dark fiber" means one or more fiber optic strands subject to this Agreement through which an associated light communication transmission must be provided by the Lessee to furnish service to its customers.

                  (f)"Economic Useful Life" is the period of time from the Acceptance Date to the date that the cable (substantially all of the fibers in the Cable System) becomes commercially unusable along the majority of a system route.

                  (g)"Effective Date" has the meaning set forth in the first paragraph of this Agreement.

                  (h) "Environmental, Safety and Health Laws" means any federal, state, or local statute, regulation, rule, ordinance or applicable governmental order, decree, or settlement agreement, or principle or requirement of common law, regulating or protecting the environment or human health or safety, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss.9601 et seq.), as amended, the Resource Conservation and Recovery Act (42 U.S.C. ss.6901 et seq.), as amended, and the Occupational Safety and Health Act (29 U.S.C. ss.651 et seq.), as amended, and regulations promulgated thereunder.

                  (i)"Fiber Acceptance Testing" is a condition precedent to the Completion Date as set forth in Section 6.1.

                  (j)"Final Completion Date" means the Lessee's Acceptance Date with respect to the last Segment to be completed on both Cable Routes A and B.

                  (k)"Hazardous  Discharge"   means  any release,  spill,  leak,
         pumping, emission, discharge, injection, leaching, pouring, disposing or dumping of a Hazardous Substance.

                  (l)"Hazardous Substance" means any pollutant or containment or any hazardous or toxic chemical, waste, material, or substance, including without limitation any defined as such under Environmental, Health and Safety Laws, and including without limitation asbestos, petroleum products and wastes, and polychlorinated biphenyls.

                  (m)"Indefeasible Right of Use" or "IRU" is an exclusive and irrevocable right to use the leased fibers provided, however, that granting of such IRU does not convey legal title to the fibers.

                  (n)"IRU Fibers" means SMF-28 Fibers leased or granted by a Lessor to a Lessee: * fibers on Segment 1, Route A; * fibers on
         Segment 2, Route A; * fibers on Segment 3, Route A; * fibers on Segment 1, Route B; * fibers on Segment 2, Route B.

                  (o)"Lessee"  means   either ELI or IXC as respects the leased
         fiber on the other Party's Cable System.

                  (p)"Lessor" means either ELI or IXC as respects that Party's Cable System.

                  (q)"Minimum Term" means the period from the Final Completion Date of the Cable Systems until the twentieth (20th) anniversary of such date.

                  (r)"Planned System Work Period" or "PSWP" means a pre-arranged period of time reserved for performing certain work on the Lessor's Cable System that may potentially impact traffic. Generally,


* Confidential information has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.
                                       3
         this will be restricted to weekends, avoiding the first and last weekend of each month and high-traffic weekends. The PSWP is further outlined in Exhibit C of this Agreement.

                  (s)"POP" means point of presence.

                  (t)"Relocation Costs" means actual and related costs including, without limitation, the following: (1) labor costs, including wages and salaries, and benefits and overhead allocable to such labor costs. Overhead allocation percentage shall not exceed the lesser of (i) the percentage Lessor allocates to its internal projects or (ii) thirty percent (30%); and (2) other direct costs and out-of-pocket expenses on a pass-through basis (e.g., equipment, materials, supplies, contract services, etc.).

                  (u)"Required Rights" means all right-of-way agreements, including without limitation, rights, licenses, authorizations, rights-of-way and other agreements necessary for the use of poles, conduit, cable, wire or other physical plant facilities, as well as any other such rights, licenses, authorizations (including any necessary state, tribal or federal authorizations such as environmental permits).

                  (v)"Right of Way" means all agreements with right of way owners, property owners, utilities, government entities or other parties which the Lessor must reasonably obtain in order to get access to and/or the authority to undertake activities on the route where the Cable System is located.

2.       Term

         Subject to the provisions of Section 7, the term of this Agreement ("Term") shall begin on the Effective Date and shall end on the twentieth anniversary of the Final Completion Date.

3.       Dark Fiber Construction

         3.1 Lessor shall, at Lessor's sole cost and expense, (i) design, engineer, install and construct its Cable System and (ii) install, splice and test the IRU Fibers. Lessor warrants and represents that its Cable System, by the Final Completion Date shall have been designed, engineered, installed and constructed (i) in compliance with any and all applicable building, construction and safety codes for such construction and installation, as well as any and all other applicable governmental laws, codes, ordinances, statutes and regulations;
(ii) in accordance with each Parties' construction specifications; and (iii) to perform in accordance with the manufacturers' specifications set forth in, and to operate in accordance with Exhibit E (Standard Construction and Fiber Specifications).

         3.2 Both Parties acknowledge that some or all of said design, engineering, installation, construction, splicing and testing may have already taken place.

         3.3 Lessor warrants and represents that by the Final Completion Date, to the best of its knowledge, it will have performed all necessary actions regarding acquisition of land and easements and other Required Rights for its Cable System, including, without limitation:

                  (a) Such limited title searches to ascertain the validity of title in present landowners along the route of the Cable System as such Party deems necessary.

                  (b) Acquired easements, IRUs, rights-of-way, conduit or other leases, fee interests and other rights which are recorded (as applicable and to the extent deemed necessary by the obtaining Party) in the office of the Recorder of Deeds of the appropriate county or in such other offices as may be appropriate, secured permits for highway, railroad and waterway crossings as well as secured any and all other permits necessary and requisite to the construction of the Cable System and to enable the Lessor to grant the IRU contemplated by this Agreement. During the construction, the Lessee and/or its designees shall have the right, but not the obligation, to inspect and/or observe all right-of-way installations, splicing and testing of the Cable System and the IRU Fibers and any other work performed by personnel of the Lessor or any subcontractor of the Lessor and any documents related thereto. Any inspection by the Lessee or its designees shall be in compliance with and subject to all Right of Way Agreements.

                  (c) To the best knowledge of Lessor, there is no litigation pending or threatened regarding any of the acquired easements, IRUs, rights of way, conduits or other leases, fee interests or other Required Rights of such Lessor regarding the Cable System of such Lessor.

         3.4 Each Party shall afford the other the opportunity to perform all due diligence which it deems necessary regarding the easements, IRUs, rights-of-way, conduits or other leases, fee interests and other rights held by the other Party which are necessary and requisite to the construction of such other Party's Cable System and shall provide copies of any such Right of Way documents upon request. Each Party acknowledges and agrees that subject to the obligations set forth in Sections 4.1 and 4.2, it is taking its respective IRU and is receiving the interests in such IRU Fibers as set forth in this Agreement only to the extent such interests are held by the conveying Party.

         3.5 Prior to construction of the Cable System, Licensor will provide Licensee notice, and permit Licensee to participate in its pre-construction meeting or the equivalent thereof. Such meeting will occur at least fourteen
(14) days prior to commencement of construction of the Cable System and will include Licensor's contractors, if appropriate. If, upon execution of the Agreement, construction of the Cable System has commenced, Licensor and its contractors, if appropriate, will meet with Licensee within thirty (30) days of the Effective Date to discuss the construction.

         3.6 Within 90 days after the Acceptance Date (as defined in Section 6.3), the Lessor shall provide the Lessee with as-built drawings as set forth in Exhibit E (Standard Construction and Fiber Specifications).

4.       Permits, Physical Plant and Required Rights

         4.1 Lessor will secure rights necessary for the installation and use of the Cable System hereunder ("Required Rights"). Lessor shall maintain the Required Rights and will, at its cost, exercise any renewal right thereunder, and use commercially reasonable efforts to acquire extension, additions and/or replacements as are necessary to cause the Required Right to continue through the Minimum Term. Lessee shall have the right to review all documents related to the Required Rights.

         4.2 In the event of the Lessor's refusal or claimed inability to take the steps described in Section 4.1, such circumstances shall be communicated to the Lessee in writing.

5.       Taxes and Franchise, Lease and Permit Fees

         5.1 As used in this Section 5, "Tax" or "Taxes" shall mean any and all taxes, fees, franchise fees, assessments, charges, levies, together with any penalties, fines or interest thereon, imposed by any authority having the power to tax, including any city, county, state or federal governmental or quasi-governmental agency or taxing district.

         5.2 Any Tax consequence arising from the transaction described herein shall be the financial responsibility of the Party upon which such incident falls. The Parties agree to file their respective Tax returns on such basis and, except as otherwise required by law, not to take any positions inconsistent therewith.

         5.3 On and after the effective date of the grant of the IRU in the IRU Fibers, Lessee shall be responsible for any and all sales, use, income, gross receipts or other Tax assessed on the basis of revenues received by Lessee pursuant to its use of the IRU Fibers.

         5.4 Lessee shall be solely responsible for any real or personal property Taxes arising from the use of the IRU Fibers. Lessor shall be solely responsible for Right of Way payments on its Cable System.

         5.5 Notwithstanding any provision to the contrary contained herein, both Parties shall have the right to protest by appropriate proceedings the imposition and/or amount of any taxes or franchise, lease or permit fees, interest or penalties imposed or assessed against either Party due to its use of the Cable System and/or based on the physical location of the Cable System and/or the construction thereof ("Additional Taxes"). In such event, the protesting Party shall protect, indemnify, hold harmless and defend the other Party for any costs and expenses, including reasonable attorney's fees, which are incurred by the other Party in connection with the payment of the Additional Taxes to cure any deficiency asserted by any taxing authority. Without the prior consent of the Lessee, Lessor shall not enter into any agreement relating to any easement, right-of-way, or similar right for its Cable System which provides for payment by Lessee with respect to the IRU Fiber.

         5.6 To the extent a Party possesses rights that would exempt it from any taxation, the Parties shall cooperate in good faith so as to allow such Party the opportunity to benefit from any such exemption from Taxes. Nothing herein is intended to serve as evidence that any Taxes are due or arise as a matter of course from this transaction.

6.       Testing and Acceptance of the IRU Fibers

         6.1. Except as provided below, Lessor shall test the IRU Fibers in accordance with the procedures specified in Exhibit D (the "Fiber Cable Splicing, Testing and Acceptance Procedures") to verify that the IRU Fibers are installed and operating in accordance with the specifications in Exhibit D (Fiber Acceptance Testing) and Exhibit E. Lessor shall provide Lessee with five
(5) business days written notice prior to the first day of testing. Within fourteen (14) days of the conclusion of the Fiber Acceptance Testing of the IRU Fibers, Lessor shall provide Lessee with a copy of the test results.

         6.2. In the event the Fiber Acceptance Testing results show that the IRU Fibers are not installed or operating within the parameters of the applicable specifications, the Lessor shall, within fourteen (14) days of completion of said non-conforming tests, take such action as shall be reasonably necessary to bring the installation and operating standards of such portion of the IRU Fibers within such parameters. After taking such actions, the Lessor shall provide the Lessee with a copy of the new test results within fourteen
(14) days of the conclusion of the Fiber Acceptance Testing. The cycle described above of testing, taking corrective action and re-testing shall take place as many times as necessary to ensure that the IRU Fibers operate within the parameters of the applicable specifications on the Final Completion Date.

         6.3. If the Fiber Acceptance Testing results are within the parameters of the specifications in Exhibit D, the Lessee shall, within fourteen (14) days of receipt of the test results, provide the Lessor with a written notice accepting the IRU Fibers. If the Lessee fails to accept its IRU Fibers within fourteen (14) days of receipt of the Lessor 's Fiber Acceptance Testing results, then the Lessee shall be deemed to have accepted its IRU Fibers unless it notifies the Lessor within fourteen (14) days of receipt of the Lessor 's Fiber Acceptance Testing results that such results do not comply with the specifications in Exhibit D. If the Lessee utilizes one or more IRU Fibers it shall be deemed to have accepted all IRU Fiber regardless of test results. The date of this notice or the date of deemed acceptance of the Lessee's IRU Fibers, as the case may be, shall be the Acceptance Date (also referred to as the Completion Date). Notwithstanding the above, the Acceptance Date shall be postponed until such time as collocation space, as provided herein, shall be made available to the Lessee.

         6.4 The Parties acknowledge and agree that on and after the Final Completion Date, the Lessee's sole rights and remedies with respect to any defect in or failure of its IRU Fibers to perform in accordance with the applicable vendor's or manufacturer's shall be limited to maintenance services as provided herein and the particular vendor's or manufacturer's warranty with respect thereto, which warranty, to the extent permitted by the terms thereof, shall be assigned to the Lessee.

7.       Completion of the Cable Systems

         The Scheduled Completion Date for completion of all construction, installation and Fiber Acceptance Testing of each Cable System shall be on or before June 30, 2000. Lessor shall use commercially reasonable efforts to complete all construction and testing obligations by such date, and shall provide construction progress reports to Lessee on a quarterly basis. In the event Lessor fails to complete its Cable System on or before June 30, 2000 Lessor shall, within 14 days, provide a plan to complete construction by Sept. 30, 2000. In the event Lessor is unable to provide said plan by the due date, or fails to complete construction by September 30th, 2000, then in that event
Lessee may complete construction of the Cable System at Lessor's cost and expense.

8.       Consideration and Delivery of  Fibers

         8.1 Beginning on the Acceptance Date for any segment described herein and through the Final Completion Date for the respective segment, the Lessee,
with  respect to any such  segment,  shall have the right to lease  *        (*)
fibers along such segment,  pursuant to the terms and  conditions  hereof,  at a
rate of * Dollars ($* )             per fiber per mile per month (Lease) due and
payable in advance on the first of each month. On the Final Completion Date any Lease in place between the Parties shall automatically terminate and be replaced by the IRU as outlined in Section 8.3. A Lessee may exercise its Lease rights by providing written notice to the Lessor with respect to the subject segment which shall begin the later of the Acceptance Date or the date the notice is received.

         8.2 Beginning on the Acceptance Date of the IRU Fibers for Segment 1 in Route A, and through the Final Completion Date for all segments, IXC shall provide to ELI capacity for protected OC-48 increments with the option to upgrade to a protected OC-192 sufficient to accommodate a working and protect system, from Phoenix, Arizona to Dallas, Texas (Route C, described in Exhibit B)
at a rate of  $*       per DSO  mile,  up to an 0C-192  under a Master  Services
Agreement, terminating following a reasonable time period from the Final Completion Date for all segments (but no more than six (6) months). Delivery date of OC-48s or the OC-192 shall be determined at the time of order, and based on availability. IXC shall exercise reasonable best efforts to deliver ordered OC-48s or the OC-192 as soon as it can provision and make said services available to ELI as a priority project.

        8.3 Effective on the Final Completion Date, Lessor hereby grants to Lessee an IRU to use the IRU Fibers in the Cable System (IRU), and any Leases in place at that time shall automatically be replaced by an IRU. The term of each IRU shall end on the twentieth anniversary of the Final Completion Date.


*  Confidential   information  has  been  omitted  pursuant  to  a  request  for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

                  (a) ELI shall pay to IXC an IRU Fee of      *
         Dollars ($ * ) per fiber per mile each year during the IRU Term for Route B, based upon mileage confirmed by as-builts at the Final Completion Date. The first payment of the IRU Fee shall be due and payable within thirty (30) days after the Final Completion Date. Thereafter, ELI shall pay the IRU Fee on or before the anniversary date of the Final Completion Date each year.

                  (b) IXC shall pay to ELI an IRU Fee of *
         Dollars ($ * ) per fiber per mile per year during the IRU Term for Route A, based upon mileage confirmed by as-builts at the Final Completion Date. The first payment of the IRU Fee shall be due and payable within thirty (30) days after the Final Completion Date. Thereafter, IXC shall pay the IRU Fee on or before the anniversary date of the Final Completion Date each year.

9.       Access to Cable System

          9.1 Lessor shall provide Lessee access to the IRU Fibers at a fiber distribution panel in Lessor's designated collocate area or at existing, available splice points as mutually agreed by the Parties. The cost of any fiber extension beyond either of those existing fiber meet points will be born by Lessee and based on and in accordance with Exhibit G. It is the responsibility of Lessee to obtain any related governmental or other authority necessary.

         9.2 Except as expressly provided herein Lessee shall be responsible for obtaining its own optical amplifier, regeneration, junction and terminal sites (collectively "Transmission Sites") along Lessor's Cable System.

         9.3 Lessor shall provide the Lessee with access to the Lessee's fibers as provided above and, if available, Lessor shall provide the Lessee collocate space in Lessor's designated equipment shelter at Lessor's Transmission Sites for the location of the Lessee's Equipment, similar to the shelter utilized by the Lessor at the subject Transmission Site as more fully described in Exhibit
F. In the event that collocation space is not available, Lessor shall provide cable termination space and allow Lessee to cable to another shelter. The Lessor hereby grants a to the Lessee, license under the terms of the License Agreement attached as Exhibit G, to use said collocate space for the term of this Agreement. The Lessee shall perform the installation of such equipment and all maintenance and repair of such equipment at its sole cost and expense.

         9.4 Lessee shall pay Lessor's costs for each such connection performed by Lessor within thirty (30) days of the date of receipt of Lessor's invoice therefor. In order to schedule a connection of this type, Lessee shall request and coordinate such work not less than ninety (90) days in advance of the date the connection is requested to be completed. Such work will be restricted to a Planned System Work Period ("PSWP"), unless otherwise agreed to in writing for specific projects.


*  Confidential   information  has  been  omitted  pursuant  to  a  request  for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

         9.5 Lessee shall keep the Lessor's Cable Route free and clear from all liens and encumbrances resulting from Lessee's use of the fiber. Lessor has the right, but not the obligation, to pay all amounts due and discharge any lien or encumbrance, upon 30 calendar days prior written notice to Lessee. In that event, Lessee shall reimburse Lessor upon demand, with interest accruing from the date of discharge.

10.      Use of Cable System

         10.1 Lessee warrants that its use of Lessor's Cable System shall comply with all applicable governmental codes, ordinances, laws, rules, regulations and/or restrictions.

         10.2 Lessee shall have the right to abandon its ownership of IRUs (in which event the right to the use thereof would revert to Lessor), by providing written notice thereof Lessor. Upon receipt of such notice, Lessee shall have no further rights with respect to its IRU. Such abandonment shall not reduce or otherwise affect Lessee's obligations hereunder, including the obligation to pay the IRU fee, but excluding payment for any abandoned collocation space.

         10.3 Each Party may use its IRU for any lawful purpose. Each Party agrees and acknowledges that it has no right to use the other Party's IRU Fibers during the Term hereof.

         10.4 Neither Party shall use its Cable System or IRU Fibers in a way which interferes in any way with or adversely affects the use of the other Party.

         10.5 The Parties agree to cooperate with and support the other in complying with any requirements applicable to the fiber by any governmental or regulatory agency or authority. The Parties agree to execute such further instruments as may be necessary or appropriate to carry out the intent of this Agreement.

11.      Operation, Maintenance and Repair of the Cable Systems

         During the term hereof, Lessor shall maintain all fibers in its Cable System in accordance with the fiber specifications in Exhibit E. Maintenance shall be provided in accordance with the requirements and procedures set forth in Exhibit C. Each Party will provide maintenance to its Cable System in consideration for maintenance by the other Party on its Cable System.

12.      Relocation; Economic Useful Life

         12.1 If for any reason, Lessor is required by a third party with legal authority to so require (including, without limitation, the grantor of a Required Right or a Party exercising condemnation authority) to relocate its Cable System, the Lessor shall give the Lessee sixty (60) days prior notice of any such relocation, if possible, and shall then proceed with such relocation, including, but not limited to, determining the extent of, the timing of, and methods to use for such relocation; provided that any such relocation: (i) shall be constructed and tested in accordance with the specifications and requirements set forth in Exhibits D and E and (ii) shall not result in an adverse change to the operations, performance, connection points with the network of the other Party, or end points of the applicable Cable System. The Lessor shall relocate the affected portion of its Cable System and so long as such relocation (i) is not done solely at the option of the Lessor, (ii) is not necessitated by a breach of the Lessor's obligations under this Agreement, or (iii) is not required because the Lessor does not have the Required Rights necessary for the affected portion of the Cable System (but failure to have such necessary Required Rights does not constitute any breach of any warranty or the inaccuracy of any representation of the Lessor set forth in this Agreement), then subject to the terms of this Section, the Lessee shall reimburse the Lessor for the Lessee's proportionate share of all Relocation Costs, including, without limitation, fiber acquisition, splicing and testing, pro rated based on the proportionate number of the IRU Fibers in the Lessor 's Cable System.

         12.2. In the event that a third party (which does not have an interest in the fibers on the Cable) reimburses the Lessor for all of or a portion of the cost to relocate the Lessor's Cable System, then this reimbursement amount shall reduce on a dollar for dollar basis the aggregate amount of Relocation Costs deemed to have been spent by the Lessor under Section 12.1. The Lessor agrees that no request for reimbursement from the Lessee shall be made unless the Lessee's proportional amount of the Relocation Costs for such project exceeds $5,000. The Lessor shall deliver to Lessee updated as-built drawings as set forth in Exhibit E with respect to any relocated portion of its Cable System not later than ninety (90) days following the completion of such relocation.

         12.3. Should the Lessee's proportionate amount of Relocation Costs exceed $5,000.00, the Lessor must provide the Lessee with invoices for actual charges for engineering, construction and material. Each Party agrees to pay for any and all of those actual expenses attributable to any work, supplies or material required solely for that Party's facilities or system. Each Party will absorb its respective normal corporate overhead charges and internal labor charges on all materials, engineering and construction expenses and for any processing expenses incurred in the administration of the relocation.

         12.4. The Lessor's invoice for the Lessee's proportional amount of the Relocation Costs shall be paid within thirty (30) days after receipt of the invoice by Lessee. Upon request Lessor will promptly provide the necessary substantiating information which will allow the Lessee to verify the accuracy and reasonableness of the invoice.

         12.5 Lessee has the right to review and request modification of relocation plans fourteen (14) days prior to any relocation activity.

13.      Representations and Warranties

         Each Party represents and warrants that:

                  (i) It has the full right and authority to enter into, execute, deliver and perform its obligations under this Agreement;

                  (ii) It has taken all requisite corporate action to approve the execution, delivery and performance of this Agreement;

                  (iii) This Agreement constitutes a legal, valid and binding obligation enforceable against such Party in accordance with its terms; and

                  (iv) Its execution of and performance under this Agreement shall not violate any applicable existing regulations, rules, statutes or court orders of any local, state or federal government agency, court or body.

14.      DISCLAIMER OF WARRANTY; LIMITATION OF LIABILITY

         EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY, WHETHER EXPRESS, IMPLIED OR STATUTORY, AS TO THE DESCRIPTION, QUALITY,
MERCHANTABILITY, COMPLETENESS OR FITNESS FOR ANY PURPOSE OF ANY FIBERS OR ANY SERVICE PROVIDED HEREUNDER OR DESCRIBED HEREIN, OR AS TO ANY OTHER MATTER, ALL OF WHICH WARRANTIES ARE HEREBY EXCLUDED AND DISCLAIMED.

         NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE, RELIANCE OR CONSEQUENTIAL DAMAGES, WHETHER FORESEEABLE OR NOT, ARISING OUT OF, OR IN CONNECTION WITH, TRANSMISSION INTERRUPTIONS OR PROBLEMS, INCLUDING, BUT NOT LIMITED TO, DAMAGE OR LOSS OF PROPERTY OR EQUIPMENT, LOSS OF PROFITS OR REVENUE, COST OF CAPITAL, COST OF REPLACEMENT SERVICES, OR CLAIMS OF CUSTOMERS, WHETHER OCCASIONED BY ANY REPAIR OR MAINTENANCE PERFORMED BY, OR FAILED TO BE PERFORMED BY, THE FIRST PARTY OR ANY OTHER CAUSE WHATSOEVER, INCLUDING, WITHOUT LIMITATION, BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE OR STRICT LIABILITY. THE PARTIES AGREE TO REQUIRE THEIR RESPECTIVE CUSTOMERS TO EXECUTE SIMILAR WAIVERS OF LIABILITY.

         PURSUANT TO THIS SECTION 14, NO PARTY SHALL BE PREVENTED FROM MAKING A CLAIM OR FILING SUIT AGAINST AN INDEPENDENT CONTRACTOR FOR SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE, RELIANCE OR CONSEQUENTIAL DAMAGES ARISING OUT OF SUCH INDEPENDENT CONTRACTOR'S PERFORMANCE OF MAINTENANCE OR REPAIR SERVICES FOR THE CABLE SYSTEM OWNER, BUT THE PARTY MAKING THE CLAIM OR FILING SUIT AGREES THAT IT WILL NOT SEEK RECOVERY OF SUCH DAMAGES TO THE EXTENT SUCH INDEPENDENT CONTRACTOR

HAS A CONTRACTUAL OR COMMON LAW RIGHT OF RECOVERY AGAINST OR AN INDEMNITY FROM THE CABLE SYSTEM OWNER.

15.      Indemnification

         15.1 Each Party (the "Indemnifying Party") shall indemnify, defend, and hold the other Party (the "Indemnified Party") (including all officers, directors, employees, agents and affiliates, successors and assigns of the Indemnified Party) harmless from and against any and all claims, demands, actions, losses, damages, assessments, charges, liabilities, costs and expenses (including without limitation, interest, penalties, and attorney's fees and disbursements) which may from time to time be suffered or incurred by, or asserted against, the Indemnified Party, directly or indirectly, on account of or in connection with:

                  (a) The Indemnifying Party's breach of any provision of this Agreement or failure in any way by the Indemnifying Party to perform any obligation under this Agreement; or

                  (b) A claim for bodily injury (including death) or damage to property to any person (including without limitation any employee of either Party and any third person), and any damage to or loss of use of any property, arising out of the Indemnifying Party's negligent or intentional acts or omissions relating to this Agreement.

         Provided, however, that in the event that Lessor is unable to obtain and maintain all Required Rights, and there has been no breach by Lessee of the representations and warranties, Lessor shall not be entitled to indemnification by Lessee and its sole remedy shall be to terminate this Agreement pursuant to
Section 20.1(i.).

         15.2 The Parties will cooperate with each other in every reasonable way to facilitate either Party's defense or settlement of any third party claims, lawsuits, or demands that relate to or arise out of either Party's performance of its obligations under this Agreement. Each Party will provide the other with notice of any such claim within fourteen (14) days of the date upon which that Party first becomes aware of the claim.

         15.3 The Indemnified Party's right to indemnity under this Section 15 is expressly contingent upon the Indemnified Party providing notice to the Indemnifying Party as required by Section 15.2; provided, however, that failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

         15.4 Subject to Section 14, and notwithstanding any other provisions of this Agreement, with respect to the performance or interruption of any services provided by the Indemnified Party for the IRU Fibers, the Indemnifying Party will not be liable for any damages (including without limitation, damages for harm to business, lost revenues, lost savings, or lost profits) claimed by the

Indemnified Party or its end user customers or those to whom the Indemnified Party has entered into leases with or to whom it has granted IRUs.

         15.5 The Indemnifying Party further shall indemnify the Indemnified Party, its officers, directors, employees and agents, and its successors and assigns from and against any claims, liabilities, losses, damages, fines, penalties, and costs (including reasonable attorney fees) whether foreseen or unforeseen, which the Indemnified Party suffers or incurs because of: (i) failure of the Indemnifying Party or its Cable System, including its respective Routes, to comply with Environmental, Health and Safety Laws; (ii) any past, present, or future Hazardous Discharge at, on, or affecting the Indemnifying Party's Cable System; or (iii) any acts or omissions of the Indemnifying Party in connection with any environmental remediation or cleanup required by law.

         15.6 Nothing contained herein shall operate as a limitation on the right of either party hereto to bring an action for damages against any third party, including indirect, special or consequential damages including lost revenue and profits, based on any acts or omissions of such third party as such acts or omissions may affect the construction, operation or use of the IRU Fibers, however, the Party making the claim or filing suit agrees that it will not seek recovery of such damages to the extent such third party has a contractual or common law right of recovery against or an indemnity from the Cable System owner.

16.      Insurance

         16.1 During the Term of this Agreement, each Party shall obtain and maintain and shall require any of its contractors to obtain and maintain not less than the following insurance:


--------------------------------------------------------------------------------
                     Type of Coverage                         Amount of Coverage
--------------------------------------------------------------------------------
Worker's Compensation Insurance                      Statutory Amount
--------------------------------------------------------------------------------
Employer's Liability Occupational Disease       $1 million each accident
and Bodily Injury Insurance                     $1 million disease each employee
                                                $1 million disease-policy limit
--------------------------------------------------------------------------------
Commercial General Liability Insurance,         Combined  single  limit personal
including premises - operations,                injury and property damage on an
products/completed operations, independent      occurrence   policy   form  with
contractors, contractual (blanket),             policy  amounts  of (i) not less
broad form property damage, with umbrella       than  $5 million  per occurrence
excess liability (collectively,                 (without   a    limitation    on
"Comprehensive Coverage                         aggregate amount);   or (ii) not
                                                less    than    $5 million   per
                                                occurrence   with   an aggregate
                                                annual  amount  of not less than
                                                $5 million
--------------------------------------------------------------------------------
Automobile   Liability  Insurance  for          $2 million
owned,  hired  and non-owned autos              combined single limit bodily
("Automobile Liability Coverage")               injury/property damage
--------------------------------------------------------------------------------

The limits set forth above are minimum limits and will not be construed to limit either Party's liability.

         16.2 This insurance shall cover the amounts and types of liability listed above with respect to each Party's obligations under this Agreement.

         16.3 Each policy evidencing the insurance described in this Section 16 must contain a provision that the insurance policy, and the coverage it provides, shall be primary and noncontributing with respect to any policies carried by the other Party and its affiliates, and that any policies carried by the other Party and its affiliates shall be excess insurance.

         16.4 The comprehensive general liability policies and umbrella excess liability policies of the Party and its subcontractors each shall contain a provision naming the other Party, its parent, subsidiaries and affiliates, and each of its respective officers, directors, employees, agents, contractors, and suppliers and any other Parties in interest designated by the Party, as additional insureds.

         16.5 Prior to commencement of any work under this Agreement, each Party must furnish to the other certificates of insurance stating that the insurer will use best efforts to notify the other Party at least 30 days prior to cancellation of, or any material change in, the coverage provided.

17.      Default

         Neither Party shall be in default under this Agreement herein unless and until the Party shall have received written notice of such default from the other Party, and shall have failed to cure the same within thirty (30) days after receipt of such notice (except for a payment default, in which case the payment default must be cured within ten (10) days after receipt of such notice); provided however, that where such default cannot reasonably be cured within such thirty (30) day period, if the Party shall proceed promptly to cure the same and prosecute such curing with due diligence, the time for curing such default shall be extended for a period no longer than sixty (60) days from the date of the receipt of the default notice (except for a payment default which shall not be so extended). Events of default shall include, but not be limited to (i) making a general assignment for the benefit of its creditors, (ii) filing a voluntary petition in bankruptcy or the filing of a petition in bankruptcy or other insolvency protection against the Party which is not dismissed within ninety (90) days thereafter, or (iii) filing any petition or answer seeking, consenting to, or acquiescing in reorganization, arrangement, adjustment, composition, liquidation, dissolution or similar relief. Any event of default may be waived under the terms of this Agreement at the other Party's option. Upon the failure by the Party to timely cure any such default after notice thereof from the other Party, the other Party may (i) take such action as it determines, in its sole discretion, to be necessary to correct the default, and
(ii) pursue any legal remedies it may have under applicable law or principles of equity relating to such breach. Notwithstanding the above, if the Party certifies to the other Party in writing that a default has been cured, such default shall be deemed to be cured unless the other Party otherwise notifies the party in writing within fifteen (15) days of receipt of such notice.

18.      Force Majeure

         Neither Party shall be in default under this Agreement with respect to any delay in performance caused by any of the following conditions: (i) act of God, (ii) fire, (iii) flood, (iv) material shortage or unavailability or delay in provision of services by any third party not resulting from the responsible Party's failure to timely place orders or take other necessary actions therefor,
(v) lack of transportation, (vi) legal inability to access property, (vii) government codes, ordinances, laws, rules, regulations or restrictions, (viii) war or civil disorder, or (ix) any other cause beyond the reasonable control of such Party. In the event of the occurrence of one of the conditions identified in clause (i) through (ix) which results in damage to the Cable System and/or IRU Fibers, both Parties will share costs and expenses in repairing such Cable System on a proportionate basis determined by dividing the number of IRU Fibers by the number of Fibers in the Cable System.

19.      Dispute Resolution

         19.1 To the extent not inconsistent with the jurisdiction and authority of any state or federal regulatory body that might have jurisdiction or authority over this Agreement or any aspect or performance of this Agreement, any dispute, disagreement, controversy or claim, whether based on contract, tort or other legal theory (including, but not limited to, any claim of fraud or misrepresentation), arising between the Parties out of or related to this Agreement which is not settled to the mutual satisfaction of both Parties within thirty (30) days from the date that either Party informs the other in writing that such dispute, disagreement, controversy or claim exists, shall be settled by arbitration in Chicago, Illinois (unless both parties agree on a different location), in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date that such notice is given. The duty to arbitrate shall extend to any officer, employee, agent, subsidiary, parent or affiliate making or defending any claim which would otherwise be arbitrable under this Agreement. The parties, by mutual agreement, shall appoint a sole arbitrator who shall preside over each dispute submitted for arbitration under this Agreement. If the parties are unable to agree on a single arbitrator within fifteen (15) days from the date of receipt of the notice notifying a Party of a dispute or disagreement, each Party shall select an arbitrator within fifteen (15) days and the two (2) arbitrators shall select a third arbitrator within ten (10) days. The decision of the arbitrator(s) shall be final and binding upon the parties and shall include written findings of law and fact, and judgment may be obtained thereon by either Party in a court of competent jurisdiction, provided however that the arbitrators shall have no authority to award consequential, punitive or exemplary changes. Each Party shall bear the cost of preparing and presenting its own case. The cost of the arbitration, including the fees and expenses of the arbitrator(s), shall be shared equally by the parties hereto unless the award otherwise provides. The arbitrator(s) shall be instructed by the parties to establish procedures such that a decision can be rendered by the arbitrator(s) within sixty (60) days of their appointment. Issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects shall be interpreted in accordance with the laws of jurisdiction where the action is initiated. If any portion of this Section 19 is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate under this Agreement or any other part of this Section 19.

19.2 The obligation herein to arbitrate shall not be binding upon any Party with respect to requests for preliminary injunctions, temporary restraining orders, specific performance or other procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary by such court to preserve the status quo or prevent irreparable injury pending resolution by arbitration of the actual dispute.

20.      Termination and Remedies

         20.1 Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated at any time as set forth below:

                  (i) By Lessee in the event the Lessor is unable to obtain and cause to remain effective through the Minimum Term all Required Rights as described, and shall have failed to obtain and maintain such Required Rights within the waiting period between notice of termination and actual termination as required by Section 20.2.

                  (ii) By Lessee in the event of the occurrence of a failure of the Economic Useful Life of the IRU Fibers leased to them.

         20.2.  Any Party  desiring  to  terminate  this  Agreement  pursuant to
Section 20.1 shall give advance written notice not less than sixty (60) days prior to such termination to the other Party in this Agreement.

         20.3. Notwithstanding the foregoing, no termination of this Agreement shall affect the rights or obligations of any Party hereto with respect to any payment hereunder for services rendered prior to the date of termination or pursuant to Sections 15, 16, 5 and 19 (Taxes, Franchise, Lease and Permit Fees; Indemnification; Insurance; and Dispute Resolution, respectively).

         20.4 In the event of a payment default which has not been cured pursuant to Section 17, Lessor may suspend Lessee's use of the IRU fibers, without further notice and by whatever means Lessor deems appropriate, until the payment default is cured and for as long as thirty (30) days. If the payment default has not been cured within thirty (30) days, then Lessee's IRU or Lease shall automatically terminate without further notice and without effect on any other terms of this agreement, including without limitation, Section 8, 9, 10, 11, 15 and 16.

21.      Notice

         21.1 Unless otherwise provided herein, all notices and communications concerning this Agreement shall be in writing and addressed to the other Party as follows:

            If to IXC:                IXC Communications Services, Inc.
                                      Attn: President, Network Services
                                      1122 Capital of Texas Highway South
                                      Austin, TX 78746
                                      Facsimile No.: (512) 328-0239

            with a copy to:           IXC Communications Services, Inc.
                                      Attn: General Counsel
                                      1122 Capital of Texas Highway South
                                      Austin, TX  78746
                                      Facsimile No.: (512) 328-7902

            If to ELI:                Electric Lightwave, Inc.
                                      Attn:  Vice President, Wholesale Division
                                              and Vice President, Engineering
                                      4400 N.E. 77th Avenue
                                      Vancouver, WA 98662
                                      Facsimile No.: (360) 816-0485

            with a copy to:           Electric Lightwave, Inc.
                                      Attn:  General Counsel
                                      4400 N.E. 77th Avenue
                                      Vancouver, WA 98662
                                      Facsimile No.: (360) 816-0999

or at such other address as may be designated in writing. The Parties may agree to designate in writing, other notice methods and recipients for any type of notice other than default.

         21.2 Unless otherwise provided herein, notices shall be sent by registered or certified U.S. Mail, postage prepaid, or by commercial overnight delivery service, and shall be deemed served or delivered to the addressee or its office on the date of receipt acknowledgment or, if by facsimile upon verification of receipt of a complete and fully legible Notice, or if postal claim notices are given and returned marked "unclaimed", on the date of its return marked "unclaimed," provided, however, that upon receipt of a returned notice marked "unclaimed," the sending Party shall make reasonable effort to contact and notify the other Party by telephone.

22.      Confidentiality and Proprietary Information

         22.1 In connection with this Agreement, either Party may furnish to the other certain information that is marked or otherwise specifically identified as proprietary or confidential ("Confidential Information"). This Confidential Information may include, among other things, documentation, data, drawings, specifications, plans, and other technical or business information. For purposes of this Section 22, the Party that discloses Confidential Information is referred to as the "Disclosing Party", and the Party that receives Information is referred to as the "Receiving Party".

         22.2 When Confidential Information is furnished in tangible form, the Disclosing Party shall mark it as proprietary or confidential. When Confidential Information is provided orally, the Disclosing Party shall, at the time of disclosure or promptly thereafter, identify the Confidential Information as being proprietary or confidential.

         22.3 With respect to Confidential Information disclosed under this Agreement, the Receiving Party shall:

                  (a) hold the Confidential Information in confidence, exercising a degree of care not less than the care used by the
         Receiving Party to protect its own proprietary or confidential information that it does not wish to disclose;

                  (b) restrict disclosure of the Confidential Information solely to those of its employees, contractors or consultants who have a need to know, require such contractors or consultants to sign a confidentiality agreement that contains use and disclosure restrictions as restrictive as in this Section 22, and not disclose the Confidential Information to any other person or entity without the prior written consent of the Disclosing Party;

                  (c) advise those employees of their obligations with respect to the Confidential Information; and

                  (d) use the Confidential Information only in connection with the performance of this Agreement (which shall include utilization of the respective IRU Fibers by the Receiving Party), except as the Disclosing Party may otherwise agree in writing.

         22.4 Confidential Information shall be deemed the property of the Disclosing Party. Upon request of the Disclosing Party, the Receiving Party shall return all Confidential Information received in tangible form, or shall destroy it and provide written certification of destruction to the Disclosing Party. If the Receiving Party loses or makes an unauthorized disclosure of Confidential Information, it shall notify the Disclosing Party and use reasonable efforts to retrieve the Confidential Information.

         22.5 The Receiving Party shall have no obligation to preserve the proprietary nature of Confidential Information which:

                  (a)was previously known to the Receiving Party free of any obligation to keep it confidential; or

                  (b) is or becomes publicly available by means other than unauthorized disclosure; or

                  (c) is developed by or on behalf of the Receiving Party independently of any Confidential Information furnished under this Agreement; or

                  (d) is received from a third party whose disclosure does not violate any confidentiality obligation.

         22.6 The contents and existence of this Agreement, and all information that may be disclosed to Receiving Party pertaining to the identities, locations, and requirements of the Disclosing Party's customers, is Confidential Information of Disclosing Party.

         22.7 Under no circumstances shall either Party disclose the other Party's customer Confidential Information to any third party (even if under contract to that Party) without prior consent.

         22.8 If the Receiving Party is required to disclose the Disclosing Party's Confidential Information by an order or a lawful process of a court or governmental body, the Receiving Party shall promptly notify the Disclosing Party, and shall cooperate with the Disclosing Party in seeking reasonable protective arrangements before the Confidential Information is produced; provided, however, that after notice to and consultation with the Disclosing Party, the Receiving Party may release Confidential Information to governmental bodies which is required to comply with federal or state securities laws.

         22.9 Each Party agrees that the Disclosing Party would be irreparably injured by a breach of this Section 22 by the Receiving Party or its representatives and that the Disclosing Party may be entitled to equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions of this Section 22 Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 22, but shall be in addition to all other remedies available at law or in equity.

23.      Publicity and Advertising

         23.1. Neither Party shall publish or use any advertising, sales promotions, or other publicity materials that use the other Party's logo, trademarks, or service marks without the prior written approval of the other Party.

         23.2. Each Party shall have the right to review and approve any publicity material, press releases, or other public statements by the other that refer to such Party or that describe any aspect of this Agreement. Each Party agrees not to issue any such publicity materials, press releases, or public statements without the prior written approval of the other Party, except as is required to comply with federal or state securities laws.

         23.3. Nothing in this Agreement establishes a lease for either Party to use any of the other Party's brands, marks, or logos without prior written approval of the other Party.

24.      Waiver

         The failure of either Party hereto to enforce any of the provisions of this Agreement, or the waiver thereof in any instance, shall not be construed as a general waiver or relinquishment on its part of any such provision, but the same shall nevertheless be and remain in full force and effect.

25.      Governing Law

         This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without reference to its choice of law principles.

26.      Rules of Construction

         26.1 The captions or headings in this Agreement are strictly for convenience and shall not be considered in interpreting this Agreement or as amplifying or limiting any of its content. Words in this Agreement which import the singular connotation shall be interpreted as plural, and words which import the plural connotation shall be interpreted as singular, as the identity of the Parties or objects referred to may require.

         26.2 Unless expressly defined herein, words having well-known technical or trade meanings shall be so construed. All listing of items shall not be taken to be exclusive, but shall include other items, whether similar or dissimilar to those listed, as the context reasonably requires.

         26.3 Except as set forth to the contrary herein, any right or remedy of ELI or IXC shall be cumulative and without prejudice to any other right or remedy, whether or not contained herein.

         26.4 Except as set forth in this Agreement, nothing in this Agreement is intended to provide any legal rights to anyone not an executing Party of this Agreement. Except as otherwise stated, this Agreement does not provide and is not intended to provide third parties with any remedy, claim, liability, reimbursement, cause of action, or other privilege.

         26.5 This Agreement has been fully negotiated between and jointly drafted by the Parties.

         26.6 In the event of a conflict between the provisions of this Agreement and those of any Exhibit, the provisions of this Agreement shall prevail and such Exhibits shall be corrected accordingly.

         26.7 All actions, activities, consents, approvals and other undertakings of the Parties in this Agreement shall be performed in a reasonable and timely manner. Except as specifically set forth herein, for the purpose of

                                     21
this   Section   26   the   normal   standards   of   performance   within   the
telecommunications industry in the relevant market shall be the measure of whether a Party's performance is reasonable and timely.

         26.8 Each action or claim against any Party arising under or relating to this Agreement shall be made only against such Party as a corporation, and any liability relating thereto shall be enforceable only against the corporate assets of such Party. No Party shall seek to pierce the corporate veil or otherwise seek to impose any liability relating to, or arising from, this Agreement against any shareholder, employee, officer or director of the other Party. Each of such persons is an intended beneficiary of the mutual promises set forth in this Section and shall be entitled to enforce the obligations of this Section.

27.      Assignment

         27.1 Except as provided in this Section 27, neither Party shall assign, encumber or otherwise transfer this Agreement or all or any portion of its rights or obligations hereunder to any other party without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, both Parties shall have the right, without consent, to (a) subcontract any of its construction or maintenance obligations hereunder, or (b) assign or otherwise transfer this Agreement in whole or in part (1) as collateral to any institutional lender to, or trustee under an indenture (or institutional lender to, or trustee under an indenture with any permitted transferee or assignee of the Party) subject to the prior rights and provided hereunder, or (2) to any parent, subsidiary or affiliate which shall control, be under the control of or be under common control with the Party, or (3) any corporation or other entity into which the Party may be merged or consolidated or which purchases all or substantially all of the stock or assets of the Party; provided that the assignee or transferee in any such circumstance shall continue to be subject to all of the provisions of this
Agreement, (except that any lender or trustee referred to in clause (b) (1) above shall not incur any obligations under this Agreement nor shall it be restricted from exercising any right of enforcement or foreclosure with respect to any related security interest or lien, so long as the purchaser in foreclosure is subject to the provisions of this Agreement); and provided further that promptly following any such assignment or transfer, said Party shall give the other Party written notice identifying the assignee or transferee. In the event of any permitted partial assignment of any rights hereunder, said Party shall remain the sole point of contact with the other Party. No permitted partial or complete assignment shall release or discharge said Party from its duties and obligations hereunder, except as otherwise agreed in writing.

         27.2 Notwithstanding the provisions of Section 27.1, without the prior written consent of Lessor, Lessee shall have the right to assign, lease, grant an IRU with respect to, or otherwise in any manner transfer or make available in any manner to any third party the right to use, or use of, or access in any manner to, any of Lessee's rights in some or all of the IRU Fibers.

         27.3 This Agreement and each Party's respective rights and obligations under this Agreement shall be binding upon and shall inure to the benefit of the Party and its permitted successors and assigns.

28.      Relationship of the Parties

         The relationship between the Parties shall not be that of partners, agents or joint venturers for one another, and nothing contained in this Agreement shall be deemed to constitute a partnership or agency agreement between them for any purposes, including, but not limited to federal income tax purposes. In performing any of their obligations hereunder, the Parties shall be independent contractors or independent Parties and shall discharge their contractual obligations at their own risk.

29.      Unenforceable Provisions

         No provision of this Agreement shall be interpreted to require any unlawful action by either Party. If any section or clause of this Agreement is held to be invalid or unenforceable, then the meaning of that section or clause shall be construed so as to render it enforceable to the extent feasible. If no feasible interpretation would save the section or clause, it shall be severed from this Agreement with respect to the matter in question, and the remainder of the Agreement shall remain in full force and effect. However, in the event such a section or clause is an essential element of the Agreement, the Parties shall promptly negotiate a replacement that will achieve the intent of such unenforceable section or clause to the extent permitted by law.

30.       Entire Agreement; Amendment

         This Agreement constitutes the entire and final agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements relating to the subject matter hereof, which are of no further force or effect. The Exhibits referred to herein are integral parts hereof and are hereby made a part of this Agreement. This Agreement may only be modified or supplemented by an instrument in writing executed by a duly authorized representative of each Party.

31.      Counterparts

         This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument. In confirmation of their consent to the terms and conditions contained in this Agreement and intending to be legally bound hereby, the Parties have executed this Agreement as of the date first above written.

IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS AGREEMENT EFFECTIVE AS OF THE DATE FIRST WRITTEN ABOVE.

IXC Communications Services, Inc.                Electric Lightwave, Inc.
a Delaware corporation                             a Delaware corporation

By:  /s/    Mike Jones                           By:  /s/ Michael Miller
                                                         (For Daryl Ferguson)

Name:       Mike Jones                           Name:   Michael Miller

Title: _____Vice President                       Title:  V.P. Finance & Planning

Date: ____________________________               Date:   3/22/99

                                    EXHIBITS



Exhibit A                Route A: ELI Cable  System  Route  (includes  fiber
                         type, mileage and Transmission Facility locations)

Exhibit B                Route B & C:
                         IXC Cable System Route (includes fiber type, mileage and Transmission Facility locations)

Exhibit C                Maintenance  and  Operations   Specifications  and
                         Procedures

Exhibit D                Fiber Cable Splicing, Testing and Acceptance Procedures

Exhibit E         1      Buried Cable Specifications
                  2      ADSS Construction Specifications
                  3      OPGW Construction Specifications
                  4      Fiber Performance Specifications

Exhibit F                Equipment Shelters

Exhibit G                Collocation Terms and Conditions

                                    EXHIBIT A

                                       *

*  Confidential   information  has  been  omitted  pursuant  to  a  request  for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

                                    EXHIBIT B

Route B*

Route C: A map showing the route between Phoenix and Dallas

*  Confidential   information  has  been  omitted  pursuant  to  a  request  for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

                                    EXHIBIT C

                            Operations Specifications


         These operations specifications specify terms and conditions for the maintenance and repair of the Cable System. Defined terms used herein and not otherwise defined shall have the meaning set forth in the IRU Fiber Construction and Lease Agreement between IXC Communications Services, Inc. and Electric
Lightwave, Inc. dated February 28, 1998. Lessor is defined as the party responsible for operating and maintaining the Cable System.
Lessee is defined as the party receiving benefit from the Lessor.

1.       General

     a. Lessor shall operate and maintain a Network Control Center ("NCC") staffed twenty-four (24) hours a day, (7) seven days a week, by trained and qualified personnel. Lessor shall maintain a toll-free number to contact personnel at NCC. Lessor's NCC personnel shall dispatch maintenance and repair personnel along the Cable System to handle and repair problems detected through the NCC's remote surveillance equipment, by the Lessee, or otherwise.

     b. Lessor's maintenance employees shall be available for dispatch twenty-four (24) hours a day, seven (7) days a week. If emergency maintenance is required, Lessor will use reasonable efforts to provide a maintenance employee on site within two (2) hours of Lessee's notice to Lessor's NCC. Emergency maintenance is defined as any service affecting situations requiring an immediate response.

     c.  Lessee shall utilize the attached Operations Escalation List, to report
         and  seek  immediate   initial  redress  of  exceptions  noted  in  the
         performance of Lessor in meeting maintenance service objectives.

     d. In performing its services hereunder, Lessor shall take workmanlike care to prevent impairment to the signal continuity and performance of the Cable System. The precautions to be taken by Lessor shall include notification to Lessee prior to beginning the repair. In addition, Lessor shall reasonably cooperate with Lessee in sharing information and analyzing the disturbances regarding the Cable System.

     e. Lessor shall use his best effort to notify Lessee seven (7) days prior to the date of any planned non-emergency fiber activity. In the event that a planned activity is canceled or delayed for whatever reason as previously notified, Lessor shall notify Lessee at Lessor's earliest opportunity and will comply with the provisions of the previous sentence to reschedule the delayed activity.

     f. The Lessor shall provide Lessee, upon request, new or updated as-built drawings within ninety (90) days of completion for any cable relocation or other engineering changes affecting the Cable System.

     g. Lessor and Lessee will maintain an updated list of local area qualified maintenance support contractors with the necessary equipment and personnel.

2.       Facilities

     a. Lessor shall maintain the Cable System in a manner which will permit the normal operation of the equipment.

     b.  Lessor  shall  perform  appropriate  routine  maintenance  on the Cable
         System and equipment in accordance with Lessor's then current preventive maintenance procedures which shall not substantially deviate from industry practice and shall be responsible for correcting dysfunction.

     c. At a minimum, Lessors NCC shall monitor the same Housekeeping Alarms attached to this Exhibit as it does for the rest of the Network. Lessee may monitor Lessor's Housekeeping Alarms. In such cases, Lessee will receive reasonable support from Lessor to attach such alarms. Any additional cost, apart from this support incurred by Lessee, for alarm attachment shall be born by Lessor. Upon receipt of an alarm, Lessor shall take appropriate action and notify Lessee of any major service jeopardy situation.

     d. Lessor shall use reasonable efforts to provide emergency generators on site with sufficient capability to restore one (1) unit of all redundant HVAC systems and a sufficient number of rectifiers to carry the site load and recharge batteries within 4 to 9 hours after a power outage. Battery plants shall have a minimum eight (8) hours reserve.

3.       Cable System Fibers

     a. Subject to the provisions of paragraph 3.b., hereof, Lessor shall maintain the Cable System in good and operable condition and shall repair the Cable System in workmanlike manner pursuant to paragraph 3.d., hereof.

     b. Lessor shall patrol the Cable System on a reasonable, routine basis and shall perform all required locates. Lessor shall have qualified representatives on site at any time another company is crossing the Cable System or digging within 1.52 meters of the Cable System.

     c. Lessor shall be responsible for correcting or repairing Cable System discontinuity or damage, including but not limited to, the emergency repair of the Cable System. Lessor shall use reasonable efforts to repair Cable System traffic affecting discontinuity within four (4) hours after the maintenance employee's arrival at the problem site.

         Lessor shall teleconference with Lessee during an emergency repair in order to provide continuous communication. Within twenty-four (24) hours after completion of an emergency repair, Lessor shall begin planning for repair, notify Lessee of such plans, and implement such repair within an appropriate time thereafter. Restoration of open fibers on fiber strands not immediately required for service, shall be scheduled as soon as reasonably possible.

     c. Lessor shall comply with the Splicing Specifications as provided in Exhibit E. Lessor shall provide to Lessee any modifications to these specifications for Lessee's approval, which shall not be unreasonably withheld. The Lessee shall have the right, but not the obligation, at its sole expense to conduct its own fiber acceptance testing to verify that the fibers are operating in accordance with the test specifications.

     d. The Lessee will not install or connect additional fiber optic cables or equipment in transmission sites without first notifying the Lessor in advance. Such notification will include, engineering plans, drawings, schedules, equipment detail and layouts, power and HVAC requirements, and other such information as may be necessary. Lessor shall approve, or request modifications of the plans. Additionally, Lessor will inform the recipient as to the availability of resources to accommodate the request, and any additional recurring or non-recurring charges which may be necessary.

4.       Planned Service Work Period (PWSP)

         Non-emergency work which is reasonably expected to produce any signal discontinuity must be coordinated between parties. Generally, this work should be scheduled after midnight and before 6:00 a.m., local time.

5.       Restoration

     a. When restoring a cut cable, the parties agree to work together to restore all traffic as quickly as possible. The Lessor, immediately upon arriving on the site of the cut, shall determine the best course of action to be taken to restore the Cable System and shall begin restoration efforts.

     b. The goal of emergency restorations splicing is to get service up as quickly as possible. This requires the a mechanical splice such as the "3M fiber Lock" to complete the temporary restorations.

     c. If at any time it becomes apparent that the service outage is going to extend beyond 8 hours, the corresponding Vice Presidents of each company will work together to determine a plan to restore the Cable System.

     d. It will be the responsibility of the Lessor and the Lessee to report any known environmental hazards which would restrict or jeopardize any maintenance work activities in shelters or right of ways areas of operations.

     e. Lessor's representatives that are responsible for initial restorations of a cut cable in Exhibit H shall carry the appropriate equipment put the cable back together using a temporary splice. Lessor shall also maintain an emergency restoration plan and an inventory of spare cable at strategic locations to facilitate timely restoration.

     f. Upon a Cable System's emergency restoration event, the Lessor will notify the Lessee at (1) hour intervals until the emergency event or restoration is completed.

                                    Exhibit D

             Fiber Cable Splicing, Testing and Acceptance Standards


1. Lessor will perform all tests, provide documentation, and meet the standards identified in this exhibit. Analysis of final bi-directional OTDR data will be the tool used to make final acceptance of the fibers.

2.       Acceptance Standards

      A. Pigtail Traces

         When pigtails are attached to the end of the cable, the pigtail test will be performed for that site. A 1-km launch reel that matches the backbone cable will be attached between the OTDR and the pigtail. The loss of the pigtail splice and connector will be measured and recorded at 1550 nm. Lessor will provide the Lessee with a copy of the OTDR traces of all pigtail splices stored on diskette.

         The loss value of the pigtail connector and its associated splice with matching mode field diameters will not exceed .5dB at 1550 nm. The loss value of the pigtail connector and its associated splice with mismatched mode field diameters should not exceed .8 dB.

      B. Bi-directional Traces

         Bi-directional OTDR traces will be taken without a launch reel. OTDR traces should be taken in both directions at 1550 nm. Loss measurements for each splice point should be measured and recorded in both directions. These loss values should then be averaged. The traces for all fibers should be recorded on diskette and provided to the Lessee.

           NOTE:These measurements MUST BE MADE AFTER THE SPLICE HANDHOLE OR MANHOLE IS CLOSED in order to check for macro-bending problems.

              1.  Field Splices

                  The objective for each splice is an averaged loss value of 0.1 dB or less when measured bi-directionally with an OTDR at 1550 nm. If after 3 attempts, Lessor is not able to produce a loss value of 0.1 dB or less bi-directionally at 1550 nm, then 0.3 dB or less bi-directionally at 1550 nm will be acceptable. Fibers not meeting the 0.1 dB or less specification will be identified as Out Of Specification (OOS). Documentation of the three attempts (reburns) to bring the OOS fiber within specification will be provided.

      C. Light Source and Power Meter Test

         A bi-directional End to End test will be performed on each fiber in a span at 1550 nm with a Light Source and Power Meter. The purpose of this test is to determine actual span loss and to prove there is a one-to-one correspondence of all fibers. It is the Lessor's responsibility to insure proper continuity of all fibers at the fiber level, not just the pigtail level. Any "frogs" or fibers that cross in the route will be remedied by Lessor. The following span loss calculation will be used:

                  (A * L) + (0.1 * N) + C = Acceptable Span Loss

                  A = Attenuation per KM at 1550 nm
                  L = Optical length of cable measured in kilometers (from OTDR Trace) N = Number of splices in a span C = Connector loss. The connector loss will not exceed .5dB. The section test will have (2) pigtail connectors/splices under test, so 1.0dB will be allowed for this loss.

           NOTE: IXC CABLE ACCEPTANCE CAN PROVIDE AN EXCEL SPREADSHEET FORMATED ON DISK FOR ENTRY OF DATA


3.       Naming of Traces

         OTDR traces taken for bi-directional testing, and the OTDR traces of the pigtail splice must be recorded on floppy diskette and provided to Lessee. To name the traces, each party will provide alpha abbreviations for the sites. The 8-character file name plus 3-character file extension name should follow this example:

                  First  four  letters  =  source  point   Letters  5,  6,  7  =
                  Destination point 8th letter = wavelength Extension = fiber number

             Examples:

                  Springfield to Lebanon at 1550 nm, fiber 96 = sgfdlbn5.096

                  Springfield to Monett pigtail trace on fiber 1 = sgfdmntp.001

           NOTE: ALL HEADER INFORMATION ON OTDR TRACE MUST BE COMPLETED.


4.       OTDR Setup

           NOTE: BEFORE THE START OF ANY TESTING, ALL CONNECTORS WILL BE CLEANED PURSUANT TO MANUFACTURER'S SPECIFICATIONS

A. The OTDRs that are acceptable for testing are the Laser Precision TD3000 and CMA 4000. These must have a floppy disk drive for storing the trace files. Again, it should be noted that it is vital that during all tests (OTDR, power meter, etc.), that all connectors are clean. This can dramatically affect test results. The following settings should be used.


Index of Refraction
Fiber type                               1550 nm
AT&T TruWave                              1.4700
AT&T Depress Clading                      1.4670
Corning SMF-28                            1.4684
Sumitomo                                  1.4670
Corning SMF-LS                            1.4700
LEAF                                      1.4690

OTDR Parameters             TD3000                     TD4000
                            1550 nm                    1550 nm
                            ----------------------------------------------------
Pigtail                     8 km range                 4 km  Range
                            50 ns pulse                50 ns pulse
                            1 m resolution             .5 resolution
                            10 Seconds                 30 Seconds
                            NOTE:  INSURE              NOTE:  INSURE
                            VERTICLE AND               VERTICLE AND
                            HORIZONTAL OFFSETS         HORIZONTAL OFFSETS
                            ARE SET AT 0               ARE SET AT 0




Bi-directional              1550 nm                    1550 nm
                            ----------------------------------------------------
                            64 km range                64 km range
                            500 ns pulse               1001 ns pulse
                            4 m resolution             4 m resolution
                            Medium averaging           Time: 1.5 min.
                            NOTE: FOR SPANS            NOTE: FOR SPANS
                            LONGER THAN 64 KM,         LONGER THAN 64 KM,
                            SET AT 128 KM              SET AT 128 KM
                            SETTING                    SETTING

                            2000 ns                    2500 ns
                            ----------------------------------------------------
                            4 m resolution             4 m resolution
                            Time: 1.5 min              Time: 1.5 min


5.       Test Packages

         Lessor shall provide a package containing the following test data for each fiber. All data provided should be saved on diskette.

         A.   OTDR span traces taken at 1550 nm.
         B.   Pigtail traces taken for each fiber.
         C. An Excel spreadsheet containing the power meter and light source data for both directions at 1550 nm. Should also include the average for each fiber.
         D. A document identifying splice points with OOS test results. Should also include documentation supporting the three reburn attempts.

                                  EXHIBIT E - 1

                 Standard Construction and Fiber Specifications

Buried Cable Specifications


1.       General

         The intent of this document is to outline the specifications for construction of a fiber optic cable system. In all cases the standards contained in this document, or the standards of the federal, state, local or private agency having jurisdiction, whichever is stricter, shall be followed.

2.       Material

         Steel or PVC conduit shall be minimum schedule 40 wall thickness.

         Any  exposed  steel  conduit,   brackets  or  hardware  (i.e.,   bridge
         attachments) shall be hot-dipped galvanized after fabrication.

         All split steel shall be flanged.

         Handholes shall have a minimum H-15 loading rating.

         Manholes shall have a minimum H-20 loading rating.

         Buried cable warning tape shall be a minimum of three inches (3") wide and display "Warning-Buried Fiber Optic Cable," a company name, logo and emergency One Call 800 number repeated every twenty-four inches (24").

         Warning signs will display universal do not dig symbol, "Warning-Buried Fiber Optic Cable," company name and logo, local and emergency One Call 800 numbers.

3.       Minimum Depths

         Minimum  cover  required  in  the  placement   conduit/cable  shall  be
         forty-two inches (42"), except in the following instances:

         The minimum cover in ditches adjacent to roads, highways, railroads and interstates is forty-eight inches (48") below the clean out line or existing grade, whichever is greater.

         The minimum cover across streams, river washes, and other waterways is sixty inches (60") below the clean out line or existing grade, whichever is greater.

         At locations where fiber optic cable cross other subsurface utilities or other structures, the fiber optic cable/conduit shall be installed to provide a minimum of twelve inches (12") of vertical clearance from utility/obstacle. The fiber optic cable/conduit can be placed above the utility/obstacle, provided the minimum clearance and applicable minimum depth can be maintained; otherwise the fiber optic cable/conduit will be installed under the existing utility or other structure.

         In rock, the cable/conduit shall be placed to provide a minimum of eighteen inches (18") below the surface of the solid rock, or provide a minimum of forty-two (42") of total cover, whichever requires the least rock excavation.

         Where existing pipe is used, current depth is sufficient. However, either party will exercise commercially reasonable efforts to lower any exposed pipe to avoid damage to the pipe, innerduct and fiber cable due to foreseeable operations over the affected right-of-way.

4.       Buried Cable Warning Tape

         All cable/conduit will be installed with buried cable warning tape. The warning tape shall be laid a minimum of twelve inches (12") above the cable/conduit. The warning tape shall generally be placed at a depth of twenty-four (24") below grade and directly above the cable/conduit.

5.       Conduit Construction

         Conduits may be placed by means of trenching, plowing, jack and bore, mini-directional bore or directional bore. Conduits will generally be placed on a level grade parallel to the surface, with only gradual changes in grade elevation.

         Steel conduit will be joined with threaded collars, Zap-Lok or welding. (Welding is the preferred method.)

         All paved city, county, state, federal and interstate highways, and railroad crossings will be encased in steel conduit, where required by permitting agency only.

         All longitudinal cable run under paved streets will be placed in steel or concrete encased PVC conduit, where required by permitting agency only.

         All cable placed in metro areas will be placed in steel or concrete PVC conduit, where required by permitting agency only.

         Metro areas shall be defined as areas where either of the following conditions exist:

         1)       Developed and improved areas.

         2)       High growth areas.

         All crossings of major streams, rivers, bays and navigable waterways will be placed in HDPE, PVC or steel conduit.

         At all foreign utility/underground obstacle crossings, steel conduit will be placed and will extend at least five feet (5') beyond the outer limits of the obstacle in both directions, where required by permitting agency only.

         All jack and bores will use steel conduit.

         All directional and mini-directional bores will use HDPE or steel conduit.

         Any cable placed in swamp or wetland areas will be placed in HDPE, PVC or steel conduit.

         All conduits placed on bridges will be steel.

         All conduits  placed on bridges shall have an expansion joint placed at
         each   structural   (bridge)   expansion   joint  or  at  least   every
         one-hundred-fifty feet (150'), whichever is the shorter distance.

6.       Innerduct Installation

         Innerduct(s) shall be installed in all steel conduits. No cable will be placed directly in any split/solid steel conduit without innerduct.

         Innerduct(s) shall extend beyond the end of all conduits a minimum of eighteen inches (18").

7.       Cable Installation in Conduit

         The fiber optic cable shall be installed using a power pulling winch and hydraulic powered assist pulling wheels. The maximum pulling force to be applied to the fiber optic cable shall be six hundred pounds (600 lbs.). Sufficient pulling assists will be available and used to insure the maximum pulling force is not exceeded at any point along the pull.

         The cable shall be lubricated at the reel and all pulling assist locations.

         A pulling swivel breakaway rated at six hundred pounds (600 lbs.) shall be used at all times.

         Splices will only be allowed at planned junctions and reel ends. The cable will not be cut and spliced for the contractor's convenience during the cable pulling operation.

         A minimum of twenty meters (20m) of slack cable will be left in all intermediate handholes and manholes.

         A minimum of thirty meters (30m) of slack cable will be left in all splice locations.

         A minimum of fifty meters (50m) of slack cable will be left in all facility locations, i.e., POP sites, switch sites, regens or CEV's.

8.       Manholes and Handholes

         Manholes shall be placed in traveled surface streets, and shall have locking lids.

         Handholes shall be placed in all other areas, and be installed with a minimum of eighteen (18") of soil covering lid.

9.       EMS Markers

         EMS Markers shall be placed directly above the lid of all buried handholes. EMS markers fabricated into the lids of the handholes are acceptable.

10.      Cable Markers (Warning Signs)

         Cable markers shall be installed at all changes in cable running line direction, splices, pull boxes, assist pulling locations, and at both sides of street, highway or railroad crossings. At no time shall any markers be spaced more than five hundred feet (500') apart in metro areas or within line of site exceeding one thousand feet (1,000') in non-metro areas. Markers shall be positioned so that they can be seen from the location of the cable and generally set facing perpendicular to the cable running line.

         Splices and pull boxes shall be marked on the cable marker post.

11.      Safety and Environmental

         All work will be done in strict  accordance  with federal,  state,  and
         local   applicable   private  rules  and  laws  regarding   safety  and
         environmental issues, including those set forth by OSHA and the EPA.

  This section of Exhibit E contains various schematic drawings of fiber optic equipment.

                               TABLE OF CONTENTS




1.0       INTRODUCTION                                                  1

2.0       INSTALLATION OVERVIEW                                         1

              2.1 EQUIPMENT/SETUP                                       2

              2.2 STRINGING                                             6

              2.3 SAGGING/CLIPPING IN                                   8

              2.4 HARDWARE                                              10

3.0       SPLICING PROCEDURES                                           12

              3.1 SPLICE ENCLOSURE                                      18

              3.2 CABLE PREPARATION                                     13

FOCAS                                         SkyLite(TM) Installation Guideline


1.0      INTRODUCTION


SkyLite(TM), FOCAS OPGW (Optical Ground Wire) comes in a wide range of diameters, fiber counts, weights and tensile strengths. However, installation procedures for OPGW do not vary much over this range. This document is intended as a broad guideline which should be applicable to most OPGW installations. FOCAS recommends that the IEEE Guide to the Installation of Overhead
Transmission  Line  Conductors  (IEEE Std.  524),  latest  revision,  be used in conjunction with this document as a guideline for the Installation of SkyLite(TM). This document is intended as a broad guideline for power utilities and contractors and therefore does not attempt to cover every possible installation configuration. Any inquiries for more detail on a specific topic relating to SkyLite(TM) installations should be directed to the FOCAS Engineering Department who will be glad to provide any possible help.

2.0      INSTALLATION OVERVIEW

This section discusses the methods and hardware utilized during the installation of SkyLite(TM), "Tension Stringing" is recommended wherever possible. This method is accomplished by stringing the SkyLite(TM) through a series of temporary sheave wheels located at each structure. Constant tension is applied to the SkyLite(TM) by a tensioner located at the payoff end. The SkyLite(TM) is supported by the sheave wheels until tensioning is complete and hardware is installed. Adequate tension must be maintained to provide clearance from conductors and the ground underneath the SkyLite(TM). Other methods such as the "Moving Reel/Payoff" method can be used, but are not covered in this document. Please consult FOCAS Engineering Department if intending to pursue any installation method other than "Tension Stringing". During installation of SkyLite(TM), standard shield wire support hardware must not be used under any circumstances. Most standard shield wires are spliced using compression or preformed type connectors. It is not possible to splice the SkyLite(TM) with this type of hardware.

OPGW hardware must be used during installation of SkyLite(TM). This includes deadends, suspensions, vibration dampers and other attachment hardware designed specifically for OPGW. Recommended hardware and manufacturers will be covered in section 2.4

Cable splice locations must be determined before installation of the SkyLite(TM). These locations are normally determined by field investigation where access can be readily made for splicing and future maintenance. The reel length should be of sufficient length to allow enough excess cable for splicing.

2.1      EQUIPMENT / SETUP

Standard conductor stringing equipment (tensioners, pullers, etc.) can usually be utilized to install SkyLite(TM), however they must meet IEEE std. 524, latest version.

One important distinction is that OPGW generally requires sheave wheels with larger groove diameters than regular shield wire or conductor. The following minimum sheave wheel dimensions are required by FOCAS:

     1. For tangent structures the minimum groove diameter of sheave wheels must be 25 x OPGW outer diameter.

     2. For angle structures the minimum groove diameter of sheave wheels varies with the degree of deflection angle. The following is minimum groove diameter for various angles:

                  Up to 20 degrees              30 x OPGW outer diameter
                  Up to 40 degrees              40 x OPGW outer diameter
                  Up to 60 degrees              60 x OPGW outer diameter

These diameters are based on a maximum stringing tension of 20% of the Rated Breaking Strength (RBS) of the SkyLite(TM). Reduced groove diameter of sheave wheels may be utilized if the stringing tension is also reduced.
Consult FOCAS for recommendations.

     3. For angle structure up to 90 degrees, multi-sheave wheel assemblies must be used along with reduced stringing tension. Consult FOCAS for recommendations.

Variations to these requirements must be made under certain conditions. The FOCAS Engineering Department will assist in determining specifications for varying conditions.

All sheave wheels must be lined with neoprene or elastomer product. This lining must be continually inspected to assure it is in good condition.

On angle structures where one or two sheave assemblies are being used it is most important that the sheave assembly be properly installed so the SkyLite(TM) will not jump out of the groove and be damaged.

Uplift rollers (which attach to the installation sheave wheel) or holddown blocks (which are separate blocks) need to be placed where uplift of the pulling line is likely to occur (due to its higher tension/weight ratio than the conductor). This will typically occur going up inclines or at a low point in a

                                       3
section. These devices should also have a breakaway feature in the event of fouling or incorrect installation.

The bull wheel tensioners must be of the multi-groove type. All grooves must be lined with neoprene or an acceptable elastomer coating. Single V-groove bull wheel tensioners must be evaluated on an individual basis to determine if they are acceptable to be used under certain conditions.

Groove diameter of all bull wheels must be a minimum of 70 X D (where "D" represents the outer diameter of the OPGW).

Tandem bull wheels must be so aligned that the offset of grooves will be approximately one half (1/2) of groove spacing.

The tensioner must be capable of sustaining the recommended pulling tension even when stopped. The tensioner must have an accurate tension control system. The pulling and braking systems should operate smoothly and must never cause any sudden jerking or bouncing of the SkyLite(TM).

The reel stand must be an integral part of the tensioner or attached solidly to the tensioner to prevent movement between the tensioner and the SkyLite(TM) reel.

The SkyLite(TM) reel must be placed on the reel stand with the SkyLite(TM) feeding off the top of the reel. For left-hand direction of lay of outer strands, the SkyLite(TM) must enter the bull wheel on the right side and pull off from the left. This arrangement is necessary to avoid any tendency to loosen the outer layer of strands as the SkyLite(TM) passes over the bull wheels. The payoff reel and tensioner must be setup so that the horizontal distance from the tensioner to the first structure is three times the height of the attachment point on the first structure or a 3:1 ratio. Likewise the puller and take-up reel must be located away from the last structure with the same 3:1 ratio of horizontal distance to vertical height. The cable reel must not be used as a tensioning device during installation. The reels are not designed for this purpose and the cable could be damaged.

                            GRAPHIC ILLUSTRATED TEXT

Wood reels with SkyLite(TM) require special handling. To life a wood reel a chain or cable around the mandrel or through the arbor holes must be attached to a spreader bar to prevent smashing the reel top and damaging the fibers.

All wood lagging must remain in place on all reels until placed on pay-out racks and rack is in position for cable stringing.

All reels with SkyLite(TM) must be stored and transported on edge.

When SkyLite(TM) cables are received from the manufacturing plant, they should be tested to verify continuity and actual length of the cable. It should be pointed out that the actual length of the SkyLite(TM) cable is shorter than the length of the fibers.

                            GRAPHIC ILLUSTRATED TEXT

2.2      STRINGING

FOCAS recommends that the maximum pulling tension must be 20% of the SkyLite(TM) Rated Breaking Strength (RBS). The actual tension used must be kept constant and chosen such that adequate clearance is maintained both by the SkyLite(TM) and the attached anti-rotation devices (see drawing in back of manual) over any conductors and the ground underneath the SkyLite(TM). Contact with the ground, buildings, trees and other conductors could damage the cable. The maximum pulling speed must be 250 feet per minute (2.85 mph) (4.59 km/h).

The speed of the pull should always be slowed considerably as an anti-rotation device approaches a sheave wheel in order to allow the anti-rotation device to pass smoothly through the sheave wheel.

Stranded wire or nylon ropes can be used as pulling lines. The line must also be rated strong enough to withstand the installation tension required. If an existing shield wire is being replaced by SkyLite(TM), then it can potentially be used as a pulling line for the SkyLite(TM). However, its condition must be carefully assessed in advance to ensure that it will withstand the pulling tensions and will not fail during the pulling operation. In particular all splices on the existing groundwire must be tested for adequate strength. If the strength of the existing cable is questionable, then it must be replaced with a pulling line.

An anti-rotation device must be used between the pulling line and the SkyLite(TM) to insure that the cable does not rotate while being pulled. Variations of these devices have been successfully used. Please consult the FOCAS Engineering Department for any inquiries regarding a particular form of anti-rotation device.

SkyLite(TM) must be attached with Kellem grips of the appropriate size and firmly fastened to the cable with screw type or punch clamps. The Kellem grip is then attached to a dummy swivel which is then attached to an anti-rotation device if the anti-rotation device is separate from the SkyLite(TM) cable. The leading edge of the anti-rotation device is attached to the pulling line with a full swivel. If the tails of the anti-rotational device are mounted directly on the SkyLite(TM), then the Kellem grip is attached to the full swivel and pulling line.

Traveling grounds must be installed on the SkyLite(TM) as it leaves the bull wheel tensioner to protect craftsmen in case the cable may inadvertently come in contact with an energized circuit or be energized by induction from a parallel circuit or be hit by a lightning strike. The tensioner and pulling equipment must also be grounded.

Guard structures or miscellaneous types of rope or insulator guards must be installed for foreign power and telephone lines, miscellaneous obstructions and road and railroad crossings.

When SkyLite(TM) has been strung (installed) and while still under stringing tension, screw type (tubing) clamps must be installed at each end of the

SkyLite(TM) cable. These clamps will prevent the outer strands from unwinding from the channel core.

It is possible to pull through several large angles on one stringing section. If a customer has any concerns regarding the number/severity of angles on a stringing section they should contact the FOCAS Engineering Department for advice or recommendations.

At all angles greater than 60 degrees, FOCAS recommends that a lineman be positioned close enough to the sheave wheel to assist the anti-rotation device as it passes through the sheave wheel. If this is not feasible then there should be a lineman on the ground, in direct contact with the puller operator, in case of any problems that may arise as the anti-rotation devices pass through sheave wheels. Communications should be maintained between the puller operator, tensioner operator and at each structure as the anti-rotation device passes through the sheave wheel.

Proper communications between all craftsmen when installing SkyLite(TM) are critical to assure safe and efficient installations. Radio communications on a private local frequency is the most viable mode of communications.

2.3      SAGGING/CLIPPING IN

SkyLite(TM) is sagged in an identical manner to standard shield wires.

Three methods of sagging to arrive at the correct sag/tension are:

     1. Stop watch
     2. Target

                                      8
     3. Dynamometer

The stop watch method is satisfactory for short spans only. The target method is the most accurate method used on a wide range of spans. The dynamometer method is acceptable if used on all sag sections.

Sag checks must be made for each 1 -1/4 miles (2kms) of line section to assure proper sags and tensions between deadend towers. The correct sag and tension is dependent on a number of factors including span length and temperature. Sag tables are available from FOCAS for this purpose.

When the SkyLite(TM) is to be tensioned for sagging and deadending, a pocketbook type (come-along) grip is to be used for clamping on the cable. This grip must have a groove diameter honed to match the exact outer diameter of the SkyLite(TM) cable. The only substitute for this would be an OPGW deadend.

SkyLite(TM) should be clipped in and grounds installed within 24 hours of sagging and deadending. In an emergency this may be extended to 48 hours if during the first 24 hours, grounds are installed to dissipate a lightning strike.

Aeolian vibration can cause damage to unclipped and undampered SkyLite(TM) if it is left for extended periods of time in stringing sheaves. Vibration can be at its highest at initial installation tensions.

Always be familiar and observe all of your company's safety rules when working with overhead electric lines. These installation recommendations should not supersede any safety practices.

2.4      HARDWARE

Under no circumstances should standard shield wire hardware be used during an SkyLite(TM) installation. Many hardware manufacturers provide hardware designed specifically for use with OPGW. FOCAS recommends Preformed Line Products, Dulmison or Alcoa. If a customer wishes to use any other manufacturer they should first contact the FOCAS Engineering Department.

Hardware for SkyLite(TM) installations includes deadends, suspensions, vibration dampers, downlead cushions, splice enclosures and miscellaneous tower attachment hardware (anchor shackles, clevises etc.).

Deadends are installed at the first and last tower of any stringing section and also on angles which are too great for suspensions. Suspensions or double suspensions are used at all other towers. The maximum angle for single suspensions is 30 degrees and for double suspensions is 60 degrees. Downlead cushions are used to guide the SkyLite(TM) down the tower from the deadend to the splice enclosure.

Downlead cushions should be spaced approximately every five- (5) feet (1.5m). On wood or laminated poles, lag screws or bolts are used to attach downlead cushions. On steel poles some utilities will allow holes to be bored and tapped, while others will require stainless steel banding be used. Concrete poles also call for stainless steel banding for all downlead cushions. On lattice steel towers, downlead cushions are installed by boring and installing bolts or the use of clamps over the steel members.

                            GRAPHIC ILLUSTRATED TEXT

Appropriate downlead cushion extensions must be located so the SkyLite(TM) will clear all steel members. Lattice steel towers tend to vibrate under certain atmospheric conditions. If the SkyLite(TM) is allowed to touch the steel members the vibration could cause abrasion resulting in failure of the cable and optical fibers.

On certain power lines the shield wire is insulated. This could require downlead cushions to be mounted on insulators and must assure there is no contact with steel tower members. A special investigation and/or design is required for each installation. Contact FOCAS Engineering for questions regarding insulated OPGW system.

The splice box enclosure contains the trays for mounting the optical fiber splices which are normally fusion spliced. Most utilities require the enclosure to be placed inside a bullet-proof container. This container is either bolted or banded to the tower leg approximately eighteen (18) feet (5.5m) above the ground line.

Vibration dampers are installed to suppress Aeolian vibration which can be induced in the installed SkyLite(TM) by local environmental conditions. The number of vibration dampers to be installed is dependent on several factors including ruling span, tensions and loading conditions. Recommendations for vibration dampers are available from the FOCAS Engineering Department or from the vibration damper manufacturer.

Vibration dampers are manufactured in three basic designs. They are the stockbridge, dogbone, and spiral type. Other designs are being investigated including mid-span dampers.

Stockbridge and dogbone type vibration dampers are mounted on the SkyLite(TM) with bolted clamps. These clamps must be tightened to a specified torque using calibrated torque wrenches. Torque specifications are recommended by the manufacturers of vibration dampers.

3.0      SPLICING PROCEDURES

The fibers of consecutive stringing sections must be spliced together to form an optical path. These splices are inserted in a splice enclosure for protection. Several methods are available to splice the fibers but fusion splicing is by far the most popular.

Allowance must be made for splicing when calculating reel lengths in advance of installation and when cutting the SkyLite(TM) after pulling, sagging, and clipping in. Adequate excess must be left to allow the SkyLite(TM) to run down the tower and some extra to allow the person performing the splicing room to work with the SkyLite(TM) at ground level.

Splicing procedures are maintained by the splicing contractor. Consult your splicing contractor for splicing procedures. See section 3.2 for a description on cable preparation for splicing.

3.1      SPLICE ENCLOSURE

The splice enclosure is typically mounted on the side of the tower roughly eighteen (18) feet (5.5m) above the ground. The height above ground is usually adequate to keep the splice enclosure out of reach of vandals, children etc. Once the fibers are spliced together and the splices are mounted on splice trays, the trays are inserted into the splice enclosure which is attached to the tower. The splice enclosure can be attached to the structure by means of several methods, or inserted into a bulletproof container. Consult the splice enclosure manufacturer for details. Excess SkyLite(TM) is coiled up and attached to the tower under, around or beside the splice enclosure. The cable coil can be attached to the structure by the use of modified downlead cushions or stainless steel banding. This will allow the enclosure to be easily accessed for future maintenance if required. The coil should be at least three- (3) feet (0.91 m) in diameter to avoid excessive bending and damage to the cable and fibers.

3.2      CABLE PREPARATION

Measure and mark ten (10) feet (3 m) of cable for splice preparation. Attach a hose clamp at the ten (10) feet (3 m) mark. This will keep the outer strands in place while the strands are cut. Use a hacksaw to cut the strands six (6) inches (15 cm) from the clamp making sure not to cut too far and damage the channel core and fiber. Remove the strands (and aluminum tape if present) from the

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

cable, exposing the aluminum core with the buffer tubes. Unwrap the additional six (6) inches (15 cm) of strands (and remove additional aluminum tape if present) so that it will be possible to apply sealing tape around the core underneath the ends of the wires. Sealing tape is available from Preformed Line Products part # 80801796 and General Sealant Co. part #GS-37.

Clean the surface under the wires and around the channel core so that the tape will adhere to the core. Apply one (1) or two (2) half-lapped layers of tape around the channel core so that when the wires are again wrapped around the core, the excess tape will fill the interstices between the wires when the end cap is applied. Rewrap the wires around the core and the sealing tape. The sealing tape should be located under the last six (6) inches (15 cm) of wire. Prepare the outside of the wires in a similar fashion applying sealing tape to the last six (6) inches (15 cm) of stranding.

Install the cable in the splice enclosure end cap per manufacturer's recommendations. Carefully remove the buffer tubes from the exposed core one at a time. Be careful not to kink the tubes during the handling. Cut the core so that two (2) inches (5 cm) will extend from the ends of the stranded wire. Remove any burrs from the channel core slots that may appear after cutting so the tubes will fit in place. Replace tubes in the slots and wrap electrical tape around the remaining two (2) inches (5 cm) of core over lapping one half (1/2) inch (1.2 cm) beyond the core. This will secure the tubes and help prevent kinking the tubes during handling. Secure the buffer tubes in the splice tray per the manufacturer's instructions. After completion of the splicing operation, assemble the splice enclosure in accordance with the manufacturer's recommendations. Repeat the above procedure for each cable end that will need splicing.

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

                            GRAPHIC ILLUSTRATED TEXT

     For additional questions, please contact FOCAS Engineering Department at 770-664-4949.

                           GRAPHIC ILLUSTRATED DIAGRAM
                          OPGW ANTI-ROTATIONAL DEVICE

                                    EXHIBIT E

                        Fiber Performance Specifications




         The following span loss calculation will be used:

                  (A * L) + (0.1 * N) + C = Acceptable Span Loss

                  A = Attenuation per KM at 1550 nm (see note below) L = Optical length of cable measured in kilometers (from OTDR Trace) N = Number of splices in a span C = Connector loss. The connector loss will not exceed .5dB. The section test will have (2) pigtail connectors/splices under test, so 1.0dB will be allowed for this loss.


         Acceptable Attenuation ("A") on any span shall be equal to or less than
         0.24 dB per KM.

                                    EXHIBIT F

                               Equipment Shelters

         [To be Added Later by Amendment as Negotiated by Both Parties]

                                    EXHIBIT G

                           Collocation Agreement Form

         [To be Added Later by Amendment as Negotiated by Both Parties]